Exhibit 99.1

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

SPECTRUM BRANDS

Moderator: Carey Phelps

May 5, 2010

8:00 a.m. CT

Operator:	Good morning. My name is (Maria), and I will be your conference operator today.

At this time, I would like to welcome everyone to the Spectrum Brands second quarter fiscal 2010 earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ prepared remarks, there will be a question-and-answer period. If you would like to ask a question during that time, simply press star, then the number one, on your telephone keypad. Should anyone need assistance at any time during this conference, please press star, then zero, and an operator will assist you.

As a reminder, ladies and gentlemen, this conference is being recorded today, May 5, 2010. Thank you.

I would now like to introduce Ms. Carey Phelps, DVP of Investor Relations.

Ms. Phelps, you may now begin your conference.

Carey Phelps:	Thank you.

Good morning, and welcome to our second quarter fiscal 2010 earnings calls. With me today are Dave Lumley, our Chief Executive Officer, and Tony Genito, our Chief Financial Officer. John Heil, President of Global Pet Supplies, is also here today and is available to answer questions.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Before we begin, let me remind you that our comments this morning include forward-looking statements, including our outlook for the full year of fiscal 2010 and beyond. These statements are based on management’s current expectations, projections and assumptions, and are by nature uncertain. Actual results may differ materially.

Due to that risk, Spectrum Brands encourages you to review the risk factors and cautionary statements outlined in our press release dated May 5, 2010, and in our most recent Form 10-K. We assume no obligation to update any forward-looking statements.

Additionally, please note that we will discuss certain non-GAAP financial measures during our remarks, including adjusted diluted earnings per share, adjusted – sorry, adjusted EBITDA, and net sales excluding foreign exchange translation.

Spectrum Brands management uses these metrics because it believes that they one, provide a means of analyzing the company’s current and future performance and identifying trends, and two, provide further insight into our operating performance, because they eliminate certain items that are not comparable either from one period to the next or from one company to another.

Additionally, I should point out that adjusted EBITDA can be – can also be a useful measure of the company’s ability to service debt and is one of the measures used for determining the company’s debt covenant compliance.

While Spectrum Brands’ management believes that these non-GAAP financial measures I just mentioned are useful supplemental information, such adjusted results are not intended to replace the company’s GAAP financial results and should be read in conjunction with those GAAP results.

I want to caution the audience that although net income is the GAAP measure from which adjusted EBITDA is derived, projected adjusted EBITDA results discussed here in this call may differ significantly from net income results due to factors not included in the calculation of adjusted EBITDA.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

For completed quarters, we provided reconciliations of adjusted EBITDA (if) their comparable GAAP metrics in table four of our press release dated May 5, 2010, which has been furnished on a Form 8-K filed with the SEC. A copy of the 8-K is available on our Web site, www.SpectrumBrands.com, under the “investor relations” section. And we will provide reconciliations of net sales excluding foreign exchange during this call.

As a reminder, in connection with the company’s emergence from Chapter 11 on August 28, 2009, we adopted fresh start reporting on August 30, 2009. At that time, the recorded amounts of the company’s assets and liabilities were adjusted to reflect their fair value. As a result, the reported historical financial statements of the predecessor company are not comparable to those of the successor company. So those results encompass the results of operations on and after August 30, 2009.

During the course of our comments today, unless we say otherwise, current year results relate to the fiscal second quarter of 2010, while any references to prior year results are for the fiscal second quarter of 2009.

As a final note, during today’s call, we will make some comments regarding the proposed business combination involving Spectrum Brands and Russell Hobbs. We urge investors to read the registration statement on Form S-4 that includes the preliminary proxy statement of Spectrum Brands, and that will also constitute a prospectus of Spectrum Brands holdings when it become available, as it will contain important information about the transaction.

Investors may obtain a free copy of the joint proxy statement/prospectus when available, as well as other documents filed by Spectrum Brands on the SEC’s Web site at www.SEC.gov or on Spectrum Brands’ Web site at www.SpectrumBrands.com. Spectrum Brands, Russell Hobbs and the respective directors, executive officers and certain other employees may be deemed, under SEC rules, to be participants in the solicitation of proxies in connections – in connection with proposed transactions.

Information regarding Spectrum Brands’ directors and officers can be found on its Form 10-K filed with the SEC on December 29, 2009. Additional

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

information regarding the participants and the proxy solicitation, and a description of their direct and indirect interest in the transaction by securities, holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Thank you for your attention to these details. At this point, I will turn the call over to Dave Lumley.

Dave Lumley:	Thank you, Carey.

Good morning, and thank you for joining us. As you are likely aware, following the retirement of Kent Hussey, and in recognition of the strong results our teams have delivered over the past several years, I was asked to accept the role of CEO of Spectrum Brands, which I have proudly accepted. During his tenure, Kent did a good job of turning this company around and getting us back on the right track. I want to thank Kent for his efforts and wish him the best in his future endeavors.

With regards to myself, I have been with Spectrum Brands since January 2006 and led the global batteries and personal care and home and garden segments. Before joining the company, I held various leadership positions at Newell Rubbermaid, Brunswick and Wilson Sporting Goods. I’m very pleased to be taking on this new role here at Spectrum as we launch the next phase of our value model.

Since my arrival here at Spectrum, even during the times of our balance sheet challenges, our businesses have continued to improve. Our results for this past quarter, which Tony will review with you in a moment, were very strong, with all three business units reporting increased sales and profits.

I’m confident that each segment is moving in the right direction. We are achieving market share gains in many key product lines, showing solid recovery in the Latin American market, expanding our distribution to new retailers and to new regions of the world and enjoying the success of a significantly reduced cost structure, combined with top line growth.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

While we remain somewhat cautious due to the continuing uncertain economy, rising commodity prices, fluctuations in foreign exchange impacts and increasing distribution costs, I believe Spectrum Brands is well on its way this year to delivering sales growth of 3 to 5 percent over fiscal 2009 and adjusted EBITDA that I expect to be $335 million to $345 million for fiscal 2010, for 8 to 11 percent above fiscal 2009.

This is quite remarkable when we all consider where this company was a year ago. It is also a testament to the talented team of professionals we have at this company, and the superior value products and brands we offer.

Before going any further, let me pass the call to Tony to let him go through the strong results we delivered in the second quarter. I will wrap up after Tony is complete with this discussion.

Ton Genito:	Thanks, Dave.

Well, it was another outstanding quarter for Spectrum Brands. With year-over-year top line growth in each of our three operating segments, including double-digit growth in Remington’s shaving and grooming category, consolidated net sales for the quarter were $532.6 million, up 5.8 percent over the same period last year. This increase included $15.9 million of positive impacts from foreign exchange.

For the quarter, we reported a GAAP net loss of $19 million, or 63 cents per share, which includes a number of items which we believe are not indicative of the company’s ongoing normalized operations. (Inaudible) tax items include a $13.2 million adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate, restructuring the related charges of $3.5 million related to several previously announced restructuring initiatives, and $2 million in transaction costs related to the pending transaction with Russell Hobbs.

Excluding the items I just mentioned, and with strong double-digit year-over-year adjusted EBITDA growth in all three of our business segments, we reported consolidated adjusted EBITDA of $75.2 million for the fiscal second

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Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

quarter, up 19.8 percent over the same period last year. Foreign exchange negatively impacted consolidated adjusted EBITDA by $800,000. The extent of cost cutting and SKU rationalization initiatives we have undertaken in recent years now allow us to directly see the benefits to our bottom line of our growing market shares.

Additionally, as Dave mentioned, while we continue to face a cautious consumer and some cost headwinds, we have seem promising momentum in each of our three business segments, which I will discuss now.

I’ll start with our largest and most profitable segment, global batteries and personal care. With growth in all three of our major geographic regions, including solid improvement in Europe and Latin America, the global batteries and personal care segment delivered net sales of $308.3 million for the second quarter, up 7.2 percent from the same period last year.

Excluding positive foreign exchange impacts of $13.7 million, segment sales were up 2.5 percent for the quarter. Global battery sales were $190.4 million for the quarter, up 3.5 percent for the same period last year. Foreign exchange benefited these results by $8.8 million.

By region, coming out of a strong holiday season in North America, Rayovac continued to gain share during the second quarter and is the fastest-growing brand of batteries in the United States. North American battery sales for the second quarter were $71.3 million, which was down slightly from the same period last year as we counted aggressive competitive promotional activity.

Attempts by our competitors to copy our “more battery” strategy have produced a zero-sum gain result at retail and have pushed category sales negative while not impacting our share of the market. We continue to believe our value proposition is resonating with consumers and are encouraged by the repeat purchase behavior we are observing. In addition, we continue to see growth opportunities in non-Nielsen monitored channels including home centers and clubs.

With a 17 percent dollar share of the general battery category in the U.S., as defined by Nielsen Research for the 13 weeks ended March 27, 2010, we are

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

very encouraged by the solid results we are achieving. This market share is up from 15.6 percent for the same quarter last year and is the highest share Rayovac has captured in the past decade in the U.S. market.

Across the Atlantic, our European battery sales for the quarter were $73.7 million, down 2 percent from the same period last year. Foreign exchange benefited these results by $5.2 million for the quarter. The sales decline is a result of our strategy to exit non-profitable private-label business and focus on our core branded business, which saw some improvement over the second quarter of fiscal 2009.

Turning now to Latin America, I’m pleased to say the recovery we started to see last quarter continued in earnest this quarter with a 23 percent in increase in sales for the second quarter over the same period last year. Latin America’s $45.3 million in battery sales for the second quarter included the benefits of $3 million in favorable foreign exchange.

Even without this favorable impact, sales were up nearly 15 percent over the same period last year. After a down year in fiscal 2009, we believe we now have the right people and the right strategy in place. As it has on North America, the value proposition appears to be resonating with the Latin American consumer.

Although we believe we are well on the road to recovery in Latin America, I should note that, at the beginning of the quarter, in accordance with GAAP and consistent with common practice, we designated Venezuela as a highly inflationary economy and changed its functional currency from the Venezuelan local currency to the U.S. dollar. This change resulted in a decrease of $9 million in segment-level adjusted EBITDA for the quarter.

Turning now to our personal care products, Remington delivered strong results for the quarter. Net sales for Remington worldwide were $96.3 million, up 12.1 percent over the same period last year. Benefiting these results were $4.1 million of favorable foreign exchange. After suppressing Braun as the number-one foil brand shaver in the U.S. during the holiday season, our shaving and grooming products performed very well for the second quarter and achieved double-digit sales growth over the second quarter of fiscal 2009.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

We’re proud of the innovations we’ve made in this category and believe our designs best fit the needs and desires of consumers. Women’s hair care is also achieving strong market share gains over last year. The Remington brand in hair care has outpaced the category in all geographic regions, evidenced by our number-one ranking in Australia, number two in Europe and now approaching number two in the United States.

Overall, the positive momentum we’ve seen in our global batteries and personal care segment during the recent quarters continued right through the holiday season and into the second quarter of fiscal 2010. The highly efficient cost structure now in place in this segment, coupled with increases in market share and certain of our product categories, has led to direct benefits to the bottom line.

Adjusted EBITDA for the global batteries and personal care segment for the second quarter was $41.1 million, up 12.6 percent over the same period last year. As mentioned earlier, the change we made to the functional currency for Venezuela negatively impacted adjusted EBITDA for the quarter by $9 million. Overall, for this segment, foreign exchange impacts benefited adjusted EBITDA by $1 million for the quarter. Excluding that benefit, adjusted EBITDA was up 9.9 percent.

Turning now to global pet supplies – to the global pet supplies segment, with a stabilizing aquatics category and continuing strong sales of Dingo, Nature’s Miracle and Tetra branded products, the global pet supplies segment delivered net sales of $148.2 million, up 4.3 percent over the same period last year. Foreign exchange impacts benefited pet sales by $2.2 million for the quarter.

While companion animal sales were essentially flat to the sales going in the second quarter of fiscal 2009, aquatic sales increased 6.9 percent over the period due to a strong pond season in Europe, stabilizing trends and growth in North American aquatics and some positive impacts on foreign exchange.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Adjusted EBITDA for the global pet supplies segment improved a strong 30.3 percent for the quarter, up to $26.4 million, with only a very slight benefit of $100,000 from positive foreign exchange. This division experienced a favorable mix in products sold, as well as a favorable geographic mix, as the international units that tend to have higher margins outperformed the 2009 second quarter results.

In addition, global pet supplies benefited from increased pricing, reduced input costs such as fuel, and lower operating costs, as the company shut down two facilities last year as part of its manufacturing consolidation.

Now let me move to our home and garden segment. Despite the unseasonably cold temperatures in much of the U.S. during January, February and part of March, we’re off to a strong start in our home and garden business. Without the distraction we faced during the second quarter of fiscal 2009, as we completed the shut-down of our growing products business, our sales teams have been able to aggressively go after new business.

As a result, and as warmer temperatures have returned, net sales for the second quarter were $76.1 million, up 3.4 percent over the same period last year. Adjusted EBITDA for the quarter in the home and garden segment was $14.5 million, up 23.1 percent over the same period last year when we delivered $11.7 million.

As I said, although our two typically largest months for the home and garden business still are before us, we believe we are off to a strong start for the season. During April, all three of our largest customers were running at least one national ad featuring one of our brands.

In addition, in an effort to drive volume and increase share, we have a number of price promotions underway at retailers we serve. Our POS for April was the strongest we’ve seen in over a decade, and we have stepped our merchandising efforts in some of the nation’s largest retailers. We are optimistic we’ll be able to report to you solid results for the 2010 home and garden season.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Before turning the call over to Dave for his closing remarks, let me address a few of the key details within our financial segments. With improving market share in some of our key product categories and some favorable cost trends, the company’s gross profit for the quarter improved to $209.6 million, up 13.4 percent over the same period last year.

Operating expenses for the second quarter were $163.8 million, up from the $151.6 million for the same period last year. The increase of $12.2 million was driven by several items, including $5.4 million of negative foreign exchange impacts; $6 million of increased amortization, which was associated with the revaluation of intangible assets in connection with our adoption of fresh start reporting; $2.1 million of incremental restricted stock amortization; $3 million in legal and professional fees associated with the Russell Hobbs transaction; and approximately $9 million of increased expenses due to increased volume coupled with a return to more normal SG&A spending levels and R&D expenditures as we make focused reinvestments in our businesses.

Offsetting these increases were $3.2 million in distribution savings associated with our cost reduction initiatives announced in fiscal 2010, $10 million in decreased restructuring and related charges which primarily related to legal and professional fees incurred in fiscal 2009 to evaluate the company’s capital structure prior to our Chapter 11 filing.

Corporate expenses for the quarter increased to $12.4 million, compared with $7.9 million for the same period year. This increase of $4.5 million was primarily due to the previously mentioned $2.1 million of incremental restricted stock amortization recorded during the second quarter of fiscal 2010, coupled with $3 million of legal and professional fees associated with the pending transaction with Russell Hobbs. These items were offset by lower spending as we continue to keep a strong focus on cost control and containment.

Interest expense for the second quarter was $48.4 million, compared with $47.5 million for the same period last year. We continue to expect approximately $200 million in interest expense and approximately $130 million in cash interest for the full fiscal year of 2010. I went through the reasons for the variance in these numbers during our last call.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Tax expense for the quarter was $10 million, compared with $8.3 million for the same period last year. Cash taxes for the quarter were $11 million, compared with $4 million for the second quarter of fiscal 2009. And as – and as I’ve said previously, based on the level of NOLs we expect to be able to utilize, we do not anticipate being a U.S. federal taxpayer for at least the next five years. We will, however, continue to incur some state and foreign taxes.

For fiscal 2010, we expect our cash taxes to be approximately $37 million. These cash taxes primarily relate to our foreign tax jurisdictions. For 2011 and beyond, due to the timing of some fiscal 2010 payments, we expect this number to be closer to $30 million annually. As a side note, we expect for the Russell Hobbs business to add approximately $15 million in annual cash taxes. Like Spectrum, due to the NOLs at Russell Hobbs, these cash taxes will primarily relate to that company’s foreign tax jurisdictions.

Now, let me turn to our liquidity. We ended the second quarter with $55 million in cash. At the end of the quarter, approximately $1,355,000,000 was outstanding under our senior term credit facilities and letters of credit. Approximately $117 million was drawn under our $242 million ABL facility, which as you know, consists of a $197 million revolving loan commitment and a $45 million supplemental loan.

As I mentioned on our last call, this year’s free cash flow generation will be limited by several factors. The first is what I refer to as the “hangover” related to our Chapter 11 filing from last year, which includes $21 million of pre-petition payables and $46 million in bankruptcy-related professional fees, both of which were paid in fiscal 2010.

In addition, we now expect to incur approximately $14 million in legal and professional fees related to the pending Russell Hobbs transaction. Despite these additional fees related to the Russell Hobbs transaction, based on the strong performances of our businesses to date, I still expect 2010 free cash flow to be $25 million to $35 million, calculated by assuming $60 million to $70 million in cash from operators, less approximately $35 million in capital expenditures.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Because none of these items, other than CAPEX, are expected to repeat in 2011, going forward we expect our businesses to generate free cash flow in excess of $100 million annually.

In summary, I’m very pleased with the results of our operations for the second quarter. I believe the company is on the right track and is in the best financial shape I’ve seen in my six years here. We continued the strong momentum we experienced during the holiday season and continue to gain market share in some of our key product categories while maintaining efficient and low-cost operations. These trends bode very well for the quarters ahead.

At this point, I’ll turn the call back over to Dave.

Dave Lumley:	Thank, Tony.

You’ve now heard all the numbers. I think you now understand why we believe this company is back on track. Despite some tough headwinds, such as the increased competitive activity, indications of rising commodity and distribution costs, fluctuations in foreign exchange rates and a still-cautious consumer, we have a lot to be excited about, as we are experiencing many successes and seeing many promising trends in all three of our business segments.

In global batteries and personal care, you’ve seen us report consistent year-over-year market share growth over the last eight quarters in North American batteries, where we now hold a 17 percent dollar share of the general battery category. This is the highest share we have held in the past decade. And, as Tony said, we’re growing faster than any of our competitors.

In addition, we’re building on our market share leadership position again in Latin America. We are also expanding the capacity of our battery manufacturing facilities by adding a AA and AAA line at our plant in Wisconsin. Both of our alkaline plants – one in Wisconsin, the other in Germany – are running 24/7. We’re doing that to meet the growing demands of the retailers, which is consistent with our strategy of local supply and full plan.

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Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

We are committed to maintaining our value position in the battery business. Rayovac and Varta batteries last as long or longer than our competitors’, and we intend to continue to win at point of sale.

At Remington, after delivering strong growth in women’s hair care over the past couple years, the team is now demonstrating an impressive recovery in the shaving and grooming category, where we’ve replaced previously introduced, poorly received, models of shavers. In fact, we now have captured the top market share spot in North America for foil shavers.

Our women’s hair care business has also catapulted to the number two or number three position globally and is driving our success. Overall Remington is on its way to a record adjusted EBITDA year business, for that business – year for that business.

At global pet supplies, the teams here have done a remarkable job of building the largest pet supply business in the world and are the only true global player in the space. With adjusted EBITDA margins between 15 and 17 percent, as well as the continuing strong performance of some of our key brands, including Dingo, Nature’s Miracle and Tetra, I am looking to this business to continue to expand its top line and adjusted EBITDA in the years ahead.

This could be achieved through some strategic bolt-on acquisitions that (well) into our portfolio and our plans to rationalize our manufacturing and distribution footprint.

As Tony mentioned, while it’s still a little early to talk about the home and garden season, I’m extremely encouraged by what we’re seeing so far. The teams here have done a tremendous job of refocusing this business following the shutdown of the growing products portion of the business last year. The weather patterns are good, and major retailers are using our brands to bring customers into their stores.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

While threats from our competitors put us on the defense during the bankruptcy process, this year we are taking the offensive. As a result, we are off to a great start and are optimistic about the results this team will be able to deliver by the end of the season.

All of our businesses are built on the promise to provide quality and value to consumers. With many of our product lines utilizing the same performance-less price model, which has been so successful during the recent economic times, we are focused on retailers, their point of sale and our supply chain efficiency, which we believe will lead to consistent returns for our shareholders.

As the company previously announced, we intend to add the Russell Hobbs portfolio of well recognized small kitchen appliance brands to our operating structure within the next few months. Like Spectrum, Russell Hobbs has completed a painstaking transformation over the recent years, significantly reducing its SKUs, brands, head count and overall costs. Their collection of small appliance brands, which operates under the same sourcing model as our Remington business, will be a valuable addition to Spectrum Brands and one that should result in $25 million to $30 million of cost saving synergies.

Upon shareholder approval and satisfaction of the closing conditions, we currently expect this transaction to close in June or July of this year. As a reminder, as part of this transaction, the combined companies receive commitments from Credit Suisse, Bank of America and Deutsche Bank for approximately $1.8 billion in financing in order to refinance our existing senior debt through a combination of new term loans, new senior notes and a new $300 million ABL revolving facility.

Preparations are currently being made for us to be on the road to market this new debt later this month. This new debt structure, with maturities extended to 2016 and beyond, will provide an enhanced long-term capital structure to support the combined company’s strategic business objectives.

While we are currently working to finalize our S-4, which is filed under the name Spectrum Brands Holding, and expected to become effective shortly.

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Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

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While the date of the special meeting to approve the merger has not been finalized, we’d expect it to occur in early June. All holders of shares as of today, which is the record date, will receive voting documents within the next couple of weeks.

Once this transaction closes, we will have formed a new global consumer products company with expected annual revenues of $3 billion, which will include a collection of well known and highly respected brand names, including Rayovac, Varta, Remington, Dingo, Tetra, Nature’s Miracle, Spectracide, Cutter, Black & Decker, George Foreman and many others.

Also, as previously disclosed, we expect for the combined to deliver adjusted EBITDA of $430 million to $440 million for fiscal 2010. And notwithstanding the unusual and non-recurring factors limiting Spectrum’s free cash flow for fiscal 2010, which Tony detailed for you earlier for fiscal 2011, I expect for the combined company to deliver free cash flow of approximately $200 million.

Going forward, I expect to structure the combined businesses into four business units, the three you see today plus Russell Hobbs. We have identified the opportunities to create savings through shared services and by adding Russell Hobbs to Spectrum’s existing global new product development supply chain structure. Sales, marketing and our customer touch points will remain separate at each business unit, which is evidence we are committed to avoid any repeated mistakes made in the past.

Our mission has not changed. We intend to be a global value proposition leader in our space, offering the same performance-better price, or better performance-same price, model in most of our product categories. We intend to be first-class category managers for our customers, providing them with the best data we can offer. Additionally, we will demonstrate to our customers how they can most effectively promote their products, develop their planograms, create point of sale and how they can best make money. In short, we intend to make ourselves invaluable to our customers.

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Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

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We will use our money to boost retailers’ point of sale as we merchandise and promote our products. Operations excellence remain a cornerstone to the way we do business. We’ve created a very effective and efficient cost structure which I intend to build upon. We will focus our investments in R&D, new products, cost improvement and growing our market share.

I’m proud of what we’ve accomplished over the last few years – built a sold foundation for the years ahead. It’s time now to launch the next phase of our value model. For fiscal 2010, our businesses are poised to deliver improved sales and profits over fiscal 2009. And I believe we’re in a strong position to build on that success as we look to 2011 and beyond. I look forward to working with you and sharing our triumphs in the future quarters and years.

With that, let’s turn the call over to the operator and do some questions.

Operator:	Thank you. At this time, I’d like to remind everyone, in order to ask a question, press star one on your telephone keypad. Our first question comes from the line of Mary Gilbert from Imperial Capital.

Your line is now open.

Mary Gilbert:	Good morning. With the good results that you’ve achieved in the first half, why is the guidance still at – for EBITDA for the Spectrum Brand business alone, 335 to 345?

Tony Genito:	That’s a – that’s a very good question. I know if you calculate the LTM at this point, it’s a – it’s a strong number. However, we do have quite a few headwinds that are facing us in the second half of this year. We alluded to several of those in our prepared remarks, but we can flesh those out as we get into the Q&A here.

Obviously, more than 50 percent of our business is – as a – is foreign-driven, so offshore. We are looking at a strengthening dollar. In fact, the dollar, as of last night, was at – to the euro, was at 1.29. And you know we see that you know possibly continuing, so we’re you know concerned with that.

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

While we do hedge our foreign exchange exposures to an extent, we do have a very disciplined hedging policy as we discussed in the past, that – you know we are exposed, to an extent, to foreign exchange. And obviously, when it comes to the translation of the financial statements, we can’t – we can’t hedge for that.

In addition, commodities – we’re seeing commodities increase. For instance, you know zinc, you know while you know zinc is about $2,300 a metric ton right now, which is you know higher than where it was a year ago, rather significantly. And we see other key inputs in our processes that we use are increasing. Of course, you know oil, which is another commodity that is – you know we rely on quite a bit, whether it be our packaging and our – or our distribution, we’re faced with increases there as well.

And from that, let me – let me take it back to Dave and ...

Dave Lumley:	Mary, that’s a good question. Besides the – you know the full impact of currency and commodities have not – did not hit us in the first half, and those are now being baked into the second half. You’ve got a very changing market in China, where they’re starting to re-price their goods as well, now with the containers and fuel.

But I think another – a very significant thing is that – and I read all the other battery companies’ calls as well, full impact of this battery discounting is not going to take full effect until the third and fourth quarter, and it’s pretty significant across the board. And that will come in in the third and fourth quarter.

Now, frankly, we’d love to do better than this. But in light of all the news we’re getting on FX, commodities, this battery discounting, and the fact that the consumer, while the stock market is higher, the consumer and unemployment is only buying on value. So while it’s helping us, we’re going to be a little cautious in the back half. That’s why you have what you have.

Mary Gilbert:	OK, that’s helpful. And so the battery discounting, you said, is really going to impact you in the second half. Is there a way that you could quantify or you know give us a little more granularity on that?

SPECTRUM BRANDS

Moderator: Carey Phelps

05-05-10/8:00 a.m. CT

Confirmation # 71983078

Dave Lumley:	Well, I can’t speak for the other companies or detail on ours, but I can tell you it’s pretty simple. If you had eight batteries, and you added two batteries free, you just increased your cost of goods by 25 percent. And that’s basically what a lot of – all three companies have done on those packs.

And as long as that stays where it is, as Tony said, we’ve seen, in industry, sales go down, because more batteries are being given for less price, and the cost of goods go up, and there’s been no pricing in the marketplace. So it’s pretty easy to figure out if you follow that approach.

Mary Gilbert:	Right. Plus the zinc effect, too. So you have two things going on. You have the 25 percent hit on the pricing, in effect, because you’re giving away two extra batteries, plus the zinc, right?

Dave Lumley:	Right.

Mary Gilbert:	Because you’re hedged to a certain extent, but not fully.

Dave Lumley:	Yes, and other thing is, without getting into a lesson on batteries, there’s a lot more chemicals in the battery besides zinc, and a lot of those chemicals are pretty pricey right now.

Mary Gilbert:	OK, that’s very helpful. Also, with regard to the $200 million of free cash flow that you were discussing, is that after all of your cash costs? So that would be free and clear of everything, $200 million, you know looking out to 2011?

Tony Genito:	That’s correct, Mary.

Mary Gilbert:	OK, and then do we have any metrics on how the Russell Hobbs businesses are performing? And any granularity on their business and what’s driving the growth there or the opportunities there?

Tony Genito:	Unfortunately, Mary, you know we can’t speak to that right now. But obviously, as we – as we get information that we can provide to the public, we will be issuing that.

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Mary Gilbert:	OK. And then one last question. On the cash restructuring costs – you know the whole – the $101 million of cash costs that you’re going to be incurring this year that are essentially non-recurring, how much has been incurred in the first half?

Tony Genito:	Let me – actually, with respect to the bankruptcy, the cost – I told you about the $21 million of pre-petition payables and the $46 million of professional fess. That’s all virtually been incurred, with the exception of $1 million. So it’s – that’s all behind us.

Mary Gilbert:	OK.

Tony Genito:	With respect to the ...

Male:	The operations.

Tony Genito:	Yes, with respect to the operations, I mean the business cash flow is coming in – you know obviously, we’re benefiting from the results of the stronger – of the stronger results from the – from the company.

And just going through you know the – as I said, from the reorganization structures, and we’ve got 21 and 46 behind us, the deal costs associated with Russell Hobbs, we’ve incurred about $5 million of that, so we’ve got a little bit more than – I’d call it about $8 million – $8 million to $9 million left on that.

And of course the restructuring related charges that we’ve incurred related to those past initiatives that we’ve implemented, we’re right on track with those. We’re about you know halfway through that $20 million that we’ve incurred.

Mary Gilbert:	Perfect. Thank you so much.

Male:	Sure.

Operator:	OK, your next question comes from the line of (Reza) from Barclays Capital.

Your line is now open.

(Reza):	Good morning.

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Male:	Morning.

Male:	Morning.

(Reza):	Just to go through some of the headwinds that you were talking about, what portion of your revenues are denominated in euros? In round numbers?

Tony Genito:	I’d say it’s probably about – I’d say about ...

Dave Lumley:	Three-forty, 350.

Tony Genito:	Yes, somewhere between 350 and 400 million for the batteries plus ...

Male:	Three-fifty, plus ...

Male:	Plus the ...

Male:	(Inaudible) ahead ...

Male:	Four-seventy.

Tony Genito:	Yes, it’s about $500 million.

Dave Lumley:	Yes.

(Reza):	Total.

Dave Lumley:	Yes.

(Reza):	Got it. And so, when the euro translates at a lower level, or if it does that, although the comparisons are hard in your second half, is there a metric that you use, that for every one-penny change in euro, there is x-amount of impact on EBIT or EBITDA on an annualized basis?

Tony Genito:	It’s – we really don’t have that, because we get impacted by not only the translation effect, but we also have the transaction impact as well.

(Reza):	Right.

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Moderator: Carey Phelps

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Tony Genito:	Because you know while the – you take that situation with the weakening – of a strengthening dollar, which we’re experiencing right now, for instance. We’re going to have the impact of negative translation as we translate our foreign entity financial statements into U.S. dollars.

In addition to that, our European sister companies that are purchasing products in dollar, which includes our Remington business as well as our – as well as our key inputs for battery, they’re going to be paying more euros for those – for those products, i.e., translate into more dollars. So we’re going to have translation – negative impacts – transaction negative impacts on that, which is primarily impacting us in the global batteries and personal care segment.

Obviously, our home and garden business is a domestic business, but when you look at pet, which is a global business, we’ve got a foreign – we’ve got our fish food manufacturer in Melle, Germany, which is selling to the U.S. in dollars. So we have a natural hedge there. So while we get a translation impact in that example, where it’s negatively impacting us, there’s really – it’s minimized impact on the bottom line, because it’s – there’s a natural hedge mitigating that in our cost of sales.

(Reza):	OK, and then what portion of your euro exposure, if any, have you hedged?

Tony Genito:	Well, we have – as I said, we have a very disciplined hedging policy. Right now, for the remainder of this year, we’re about 50 percent hedged in our transactions, however that’s a declining balance of about a 70 percent in the third quarter and about 35 percent in the fourth quarter.

(Reza):	I’m sorry, you were talking off the speaker. How much in the third and fourth quarter?

Tony Genito:	About 70 percent hedged in the third quarter and 35 percent hedged in the fourth quarter, and it averages out to about 50 percent, and that’s for the – for the next you know four quarters out.

(Reza):	Got it. OK, and so you have negative pricing in the U.S., and you have the translation issue you just referenced. On the other hand, you’ve gained some share, and obviously Latin America looks to be strong for you. So I mean,

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what does all mean for your global batteries and personal care you know EBITDA in the second half? Is that – do the headwinds you know more than offset some of the tailwinds you referenced?

Dave Lumley:	This is Dave Lumley. Our – we will be about black to a little bit down when you average all that in, even though our market share gains are making up a lot for the negative pricing and the extra batteries and the commodities and the transportation. The overall industry has been down – will be down, until we see a return to more rational pricing. And we’ve been extremely aggressive on our position on the extra batteries, that when they added two batteries, we added three.

(Reza):	Right. I just want to ...

Dave Lumley:	We’re going to continue to do that for as long as it pays.

(Reza):	Right. I guess what I was saying is that you know the FX headwinds that we just discussed, and then negative pricing in the U.S. alkaline market, which is – looks to be almost 9 percent per unit, and then zinc costs are somewhat higher, what do you have to offset those headwinds?

Tony Genito:	That would be driven by, quite honestly, cost improvements in our organization. Dave has done a tremendous job in identifying opportunities within the manufacturing process as well as within you know our distribution network and trying to rationalize wherever possible and create a more efficient cost structure going forward.

Plus obviously, you’ve got the mix impact, as we mentioned in our prepared remarks, that our impacting us as well.

Dave Lumley:	We also – the new AA, AAA lines we’re putting in are much faster and more efficient than our older existing lines. One thing to remember, we were unable to put the right capital spend over the last several years into cost improvement and efficiency in the battery business, which as you know, is highly mechanized. And frankly, all the businesses, and – if – when you look at our capital expenditures even this year, you’ll see they’re up, getting closer back to norms, and this is also helping us offset those costs.

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Tony Genito:	Yes, what Dave is referring to is that if you look at our capital spending historically, “historically” defined as say the last 2-1/2, three years, you know we’ve been spending around the $15 million mark on average, which is really our requirements for maintenance and ongoing normal spend, I’ll say. But what we did do, because – you know preceding and during the Chapter 11 filing – preceding to and through the Chapter 11 filing, was rationalize our cash wherever possible.

So we had a – and we mentioned this on the last call, we had a plethora of projects that had very strong paybacks, defined as a year to two-year paybacks, which obviously most companies would jump at those opportunities. We’re now implementing those because of our stronger – much stronger liquidity position and you know where – you know looking at where we’re headed going forward.

And because of that, we’re able to implement those projects, and they are paying significant dividends in allowing us to reduce our costs and drop value to the bottom line.

(Reza):	Got it. And then my last question is really on the – on the shaving and grooming business. The sales growth was impressive. Is that all consumption? Or is that a sell-in of a new product or sell-in for some shelf space gains? Because I don’t see any metric that would show that the category is growing at those levels right now.

Dave Lumley:	Right. This is Dave Lumley. We – you know when we talked about growing the women’s side of that business, you’re – and you’re right, the metrics worldwide are relatively flat to down as women are not buying as many devices as soon. But we have gained share worldwide on the women’s side. We came – you know remember, this is a relatively new business for us. And we’ve entered new markets in eastern Europe and Latin America, where we’re doing pretty well.

(Reza):	Got it.

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Dave Lumley:	Now you – you know I know you were saying shaving as well. Shaving – until recently, we were barred on the rotary side in many countries due to some trademark issues which are no longer there, so we’ve entered in those markets. And our new shaver line that we talked about has been very successful in rotary and foil through a more global approach to that product and its costs.

(Reza):	Right. I’m sorry, one last question, Tony. Are you still buying about 20,000 tons of zinc a year – metric tons?

Tony Genito:	No, no, it’s lower than that. We haven’t disclosed in the past the – I know the metric you’re speaking of, the 20,000 tons is an amount – the quantity that we used to purchase in years past. We’ve actually – we’re actually purchasing less zinc than that currently.

(Reza):	OK, thank you.

Tony Genito:	Sure.

Operator:	Again, if you’d like to ask a question, press star one on your telephone keypad. Your next question comes from Bill Chappell from SunTrust.

Your line is open.

Bill Chappell:	Good morning.

Dave Lumley:	Morning.

Bill Chappell:	I’ve just got a couple quick questions. First, on the home and garden, I mean can you give kind of an idea of what you’re seeing on sell-through for the month of April? Have you seen a pretty big pickup? Because I know a lot of your products are also later-season with bug and weed controls, and I just want to see of what you’re seeing, and do you see an acceleration?

Dave Lumley:	Hi, Bill, Dave Lumley. The sell-through in April has been tremendous. And I – and I know you’ve heard that from our other two competitors, and it – you know the early season (growth) well – you know you – if we could extrapolate these results for 12 months, it would be wonderful. But, as we know, weather comes and goes.

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But April has been a record month for us. And I’m sure it has been for the other people. It’s just really, really been a good month. And you know the numbers are all double-digit and very high, so it’s been very good. We’ll see now what happens in May and June as you know weather tends to catch up.

We – you know we believe the month will be better than – you know the quarter will be better than last year. Now remember, last year there was a lot of other problems besides the different weather. Home centers didn’t have much traffic. And they are seeing a return of the consumer to the Depots and Lowe’s and Walmart to take care of their lawns. And so that’s aiding them as well.

Bill Chappell:	Sure. In terms of the battery business, have you seen any further developments in terms of competitor pricing? It seems, at least from some of the store checks I’ve done, that the pack sizes have expanded beyond the eight and the – I guess the eight- and 16-pack, and there’s some other packs that have been upsized.

But then, on the other side, P&G the other day said you know this was just a promotional short-term type trend and might not be a permanent pack size change. So you know how are you looking at that for the remainder of the year?

Dave Lumley:	Well, we – this is Dave Lumley again. We also have seen large packs from everybody, and we have large packs. There’s 30-packs out there, 50-packs out there, 48-packs out there. We even had a promotion of a 30-plus-30-pack. So – but you’re right. I read the same comment. And I think we have to assume that we’re – if you’re running a business, that you’re going to have all those packs for the whole year. That’s our guidance.

Now, if that was to change, then everyone will react accordingly. So I think you’ve got a good grasp for it. I think everyone was trying a lot of different things. And now we’ll see where we go next. As you know, the next big area will be holiday, and that’s being decided now by the big retailers, and I’m not sure that any retailer enjoys having their category go down.

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Bill Chappell:	Got you. So would you have an idea on the kind of holiday sets after this next quarter, isn’t that typically the right timeframe?

Dave Lumley:	We should know that in the next couple months.

Bill Chappell:	OK.

Dave Lumley:	Yes, that would be true of most of our businesses for holiday.

Bill Chappell:	And then one just last question, just out of pure curiosity. What drives a strong pond season?

Dave Lumley:	I’ll have John Heil answer that.

John Heil:	Pond season is very much home and garden. It’s weather-driven. So last year in Europe, it was very cold all the way through April. This year, the weather broker earlier. So on a year-over-year basis, we had an earlier start. And pond and aquatics in Europe is about 30 percent of our (inaudible) business, a much larger piece of business over there, Bill.

Bill Chappell:	Got it. But overall, it sounds like you’re pretty comfortable that aquatics is stabilized, if not actually growing?

John Heil:	We had a good quarter, Bill, and I’ll take it one quarter at a time. It was a good quarter in aquatics, and we’re very pleased with that.

Bill Chappell:	Great. Well, thanks so much.

Operator:	And your final question today comes from the line of Connie Maneaty from BMO Financial.

Your line is open.

Connie Maneaty:	Good morning.

Dave Lumley:	Morning, Connie.

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Connie Maneaty:	What do you calculate the current price gap to be between Rayovac batteries and Energizer and Duracell?

Dave Lumley:	OK, this is Dave Lumley, I’ll take that. I don’t want to be evasive. It depends on the pack size, OK? But in general, we offer – our basic strategy in North America is that we’re going to offer 50 percent more batteries than our premium competitors at the same price. That usually translates to somewhere between 20 – depending on the pack size, because it’s not always the same – up to a 25 to 33 percent gap.

Now, there’s some packs that are 15 percent. There’s some gaps that – packs that are 33 percent. This has been our strategy. We believe in this strategy. We believe when you have a battery that lasts just as long as a premium product, and you can provide that value to the consumer, obviously we also believe that the consumer should have the right to have choice in batteries. So we think it’s a good strategy. It’s a part of our value model.

So I don’t – that’s the best way to answer that question. Does that answer your ...

Connie Maneaty:	It does. So that this 25 to 33 percent price gap, has it – has it been maintained with all the changes in pack sizes? Or is this a wider gap now than what you’ve seen in prior years?

Dave Lumley:	No, no, that’s what I was saying earlier, that we maintain the same balance that we always have. So, if our competitors added two batteries, we added three.

Connie Maneaty:	OK.

Dave Lumley:	And you know we can go either way. We tend to price with batteries, or we can price the product less. So it’s kind of a moving target. And you know each retailer likes to take a different approach as well.

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Connie Maneaty:	With the increase in all this competitive activity, as your sales have grown, have your profits grown? Or is it – you know it’s a zero-sum game at retail, what does it do for your profits?

Dave Lumley:	Well, you saw our results. They’re up.

Connie Maneaty:	OK. Yes, I’m sorry, I’m not in the office right now, so ...

Dave Lumley:	Oh, sorry.

Connie Maneaty:	Sorry about that.

Dave Lumley:	OK.

Connie Maneaty:	And I guess the final question is, you know we’ve seen events like this in the past, and what’s to say that, at some point, Proctor just doesn’t say, “All right, enough already,” and they throw a whole lot of money at retailers, they get back to what they believe is their rightful share, whatever that is, and all of the sudden, you know why shouldn’t this – you know this activity end the way the last one did like in 2003?

Dave Lumley:	Well, first of all, Proctor & Gamble’s a great company, and they have great brands, OK? And they have very smart people. They just did throw everything at the battery category with promotions. So we saw – we see what happened. What they will do long-term is obviously up to them.

Our space is value. We will defend it to the last battery we sell.

Connie Maneaty:	OK, and one final question. Your – I think you said your overall market share in general – batteries – was 17 percent.

Male:	Right.

Connie Maneaty:	But your strength is in the mass market. What’s your mass market share?

Dave Lumley:	That is our – that is our – that is our total share as measured by Nielsen and Walmart. So you have the number. I would tell you that our strength is not

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Moderator: Carey Phelps

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necessarily just in the mass market. We’ve done pretty well in the industrial side. And as you may or may not know, we are the leading hearing aid battery seller in the world.

Connie Maneaty:	So total share is all outlet ...

Dave Lumley:	Right.

Connie Maneaty:	... including Walmart, club stores ...

Dave Lumley:	Right, correct.

Connie Maneaty:	... OK, the things that are not measured as well.

Dave Lumley:	Yes, correct.

Connie Maneaty:	OK. Thanks so much.

Dave Lumley:	All right.

Operator:	There are no further questions at this time. We’d like to thank everyone for joining our conference today. You may now disconnect.

Dave Lumley:	Thank you.

END